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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25

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                           NOTIFICATION OF LATE FILING

                                               SEC FILE NUMBER   000-32889
                                               CUSIP NUMBER      46061X-10-6

(Check One):
[ ] Form 10-K     [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

                      For Period Ended: September 30, 2001

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ___________________

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                   Nothing in this form shall be construed to
                   imply that the Commission has verified any
                          information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

                       INTERNATURAL PHARMACEUTICALS, INC.
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                             Full Name of Registrant

                                      N/A
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                            Former Name if Applicable

                       4201 Wilshire Boulevard, Suite 525
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            Address of Principal Executive Office (Street and Number)

                             Los Angeles, CA 90010
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                            City, State and Zip Code


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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

      [ ]   (a)     The reasons described in reasonable detail in Part
                    III of this form could not be eliminated without unreasonable effort or expense;

      [X]   (b)     The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      [ ]   (c)     The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The financial statements of the affiliates were not available in time for filing of the consolidated report; therefore, the independent accountant is unable to complete the review of the consolidated financial statements. (Please see attached Exhibit 1)

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Lucille Abad
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     (Name)

     (323)
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     (Area Code)

     954-9808
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     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

         [X] Yes  [ ] No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       INTERNATURAL PHARMACEUTICALS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 13, 2001                By: /s/ Lucille Abad
       -----------------                    ------------------------
                                            Lucille Abad
                                            President





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                                  * EXHIBIT 1 *




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                         JOSEFINA C. DE LA CRUZ, C.P.A.
                           A PROFESSIONAL CORPORATION

Josefina C. de la Cruz, CPA                       2700 N. Main Street, Suite 900
Rebecca Q. Masinsin, CPA                          Santa Ana, CA 92705
Timothy Vo, CPA                                   Tel. No. (714) 558-8703
Marissa B. Zacarias, IT Manager                   Fax No. (714) 558-7940
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                            C E R T I F I C A T I O N
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     This is to certify that we were unable to finish the review and issue an independent accountant's report on the consolidated financial statements of Internatural Pharmaceuticals, Inc. and Subsidiaries due to the unavailability of affiliates' financial statements in time for filing of Form 10Q thereby resulting to the filing of an extension.

                                         JOSEFINA C. DE LA CRUZ, CPA
                                         A Professional Corporation


November 13, 2001